UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2010

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14837	75-2756163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On May 11, 2010, Quicksilver Resources Inc. (“Quicksilver”) completed the acquisition of leasehold working interests in oil and gas properties and related assets in Tarrant County, Texas (collectively, the “Assets”), pursuant to an Asset Purchase Agreement, entered into on May 11, 2010, between Marshall R. Young Oil Co., as Seller, and Quicksilver, as Buyer (the “Asset Purchase Agreement”).  The purchase price for the Assets consisted of $62,000,000 in cash and 3,619,901 common units representing limited partnership interests in BreitBurn Energy Partners L.P. that were previously owned by Quicksilver.  Possession of the Assets was transferred at the closing on May 11, 2010, but certain associated financial benefits and burdens were transferred effective as of January 1, 2010.  The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations.  The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Asset Purchase Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

On May 11, 2010, Quicksilver issued a press release announcing the acquisition of the Assets.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.      Other Events.

Quicksilver also announced that, as a result of the acquisition of the Assets, the company now expects its 2010 capital program to total approximately $450 million, excluding acquisitions.  Production in 2010 is still expected to average in the range of 360 MMcfe to 370 MMcfe per day in 2010, an increase of approximately 11%-14% from the 2009 average daily volumes.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated May 11, 2010, between Marshall R. Young Oil Co., as Seller, and Quicksilver Resources Inc., as Buyer.
99.1	Press release dated May 11, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President -
Chief Financial Officer

Date: May 12, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated May 11, 2010, between Marshall R. Young Oil Co., as Seller, and Quicksilver Resources Inc., as Buyer.
99.1	Press release dated May 11, 2010.